Exhibit 99.1

News Release	January 29, 2009
For more information, contact:
Kirk Whorf
Executive Vice President and Chief Financial Officer
kwhorf@northstatebank.com
Or, Larry D. Barbour, President and CEO
919-787-9696

NORTH STATE BANCORP REPORTS PROFITABLE 2008

Raleigh, NC . . . North State Bancorp [OTC-BB: NSBC] (the “Company”), the holding company for North State Bank, reported total assets of $687.6 million as of December 31, 2008, compared to total assets of $547.5 million at December 31, 2007, an increase of $140.1million or 25.6%.

Total deposits for North State Bank at December 31, 2008 were $612.7 million and total loans were $546.4 million, compared to total deposits of $457.3 million and total loans of $469.2 million reported at December 31, 2007, an increase of $155.4 million or 34.0% and $77.2 million or 16.5%, respectively. The Company has no exposure to subprime loans and has chosen not to participate in the Capital Purchase Plan of the U.S. Government’s Troubled Asset Relief Program (TARP).

North State Bancorp reported net income of $2.4 million for the year ended December 31, 2008 compared to $3.1 million for the same period in 2007, a decrease of $700,000 or 22.6%. Net income per diluted share was $.32 for the year ended December 31, 2008 compared to $0.42 for the same period in 2007. For the quarter ended December 31, 2008, net income was $507,000 or $.07 per diluted share compared to $610,000 or $0.08 per diluted share for the same period in 2007.

According to President & CEO Larry D. Barbour “North State Bank experienced good growth with well-aligned customers during a very difficult time for the financial industry as a whole. Despite sharp decreases in interest rates, our net interest margin was maintained at levels higher than most of our peers. However, we did experience lower profitability in 2008. This was driven, in part, by higher non-interest expenses as we opened two new full service offices and set aside a higher provision for potential problem loans. While we have utmost confidence in our customers, the unusual economic situation in our country requires prudence and preparation. The new full service offices opened in 2008 are located in downtown Raleigh, Wake County, NC and in Wilmington, New Hanover County, NC. Construction of our new corporate headquarters and full service office at 6200 Falls of Neuse Road also began in 2008 and will open in 2009. We also committed financial resources to grow in new markets by opening a loan production office in Morehead City, Carteret County, NC in June 2008.

Overall we are comfortable with our ability to manage these challenges as we believe we are well positioned compared to our peers. Specifically, North State Bank’s asset quality ratios of non-performing loans to period-end loans and net charge-offs to average loans were .93% and .27%, respectively, at December 31, 2008. This compares to average ratios of 1.73% and .33%, respectively, for the SNL Bank Index consisting of banks with assets of between $500 million and $1 billion. In spite of the current economic headwinds, North State Bank remains focused on our niches of customers including professionals, professional firms, non-profits, high net worth individuals and property management companies. We are confident that our investments in new facilities and additional personnel as well as our niche-based focus will provide North State Bank with competitive advantages in 2009. North State Bank is well capitalized, has good liquidity and looks forward with confidence to the challenges we know 2009 will bring.”

Founded in 2000, North State Bank is a full-service community bank, currently serving Wake and New Hanover counties through seven full-service offices at: Six Forks Road at North Hills, Falls of Neuse Road, Blue Ridge Road, New Falls of Neuse Road in Wake Forest and 16 Martin Street in downtown Raleigh, and Highway 70 West in Garner, and the intersection of Military Cutoff and Eastwood Roads in Wilmington, NC. In addition, North State Bank operates a loan production office in Carteret County at 4650-A Arendell Street, Morehead City, NC.

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Stock Symbol: OTC-BB: NSBC	www.northstatebank.com

The information as of and for the quarter and year ended December 31, 2008 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including the local, regional and national economies, substantial changes in financial markets, changes in real estate values and the real estate market, changes in interest rates, our ability to manage growth, loss of deposits and loan demand to other savings and financial institutions, and regulatory changes. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

North State Bancorp

Selected Financial Information and Other Data (Unaudited)

At or for the Three Months Ended December 31,	At or for the Year Ended December 31,
2008	2007	2008	2007
(Dollars in thousands, except per share)
Earnings Summary:
Total interest income	$9,103	$8,858	$36,075	$32,738
Total interest expense	4,145	4,300	15,817	15,439

Net interest income	4,958	4,558	20,258	17,299
Provision for loan losses	881	662	2,755	1,339

Net interest income after provision for loan losses	4,077	3,896	17,503	15,960
Noninterest income	201	275	1,226	1,121
Noninterest expense	3,388	3,176	14,809	12,033

Income before income taxes	890	995	3,920	5,048
Income taxes	383	385	1,555	1,953

Net income	$507	$610	$2,365	$3,095

Share and Per Share Data:
Earnings per share - basic	$0.07	$0.09	$0.33	$0.45
Earnings per share - diluted	$0.07	$0.08	$0.32	$0.42
Book value per share	$4.96	$4.52	$4.96	$4.52
Weighted average shares outstanding:

Basic	7,171,268	6,972,779	7,158,545	6,917,365
Diluted	7,333,067	7,298,720	7,356,364	7,301,377

Financial Condition Period End:
Cash, federal funds sold and due from banks	$88,272	$30,766	$88,272	$30,766
Investment securities	37,156	34,843	37,156	34,843
Loans	546,357	469,228	546,357	469,228
Less allowance for loan losses	6,376	5,020	6,376	5,020
Other assets	22,172	17,703	22,172	17,703

Total assets	$687,581	$547,520	$687,581	$547,520

Deposits	$612,678	$457,310	$612,678	$457,310
Other borrowings	35,093	54,218	35,093	54,218
Other liabilities	4,264	4,435	4,264	4,435
Shareholders’ equity	35,546	31,557	35,546	31,557

Total liabilities and shareholders’ equity	$687,581	$547,520	$687,581	$547,520

Financial Condition Average Balances:
Cash, federal funds sold and due from banks	$77,375	$18,230	$32,237	$29,129
Investment securities	31,338	37,078	29,776	38,600
Loans	542,528	446,785	520,075	393,927
Less allowance for loan losses	6,106	4,571	5,608	4,185
Other assets	18,034	17,363	18,052	15,356

Total assets	$663,169	$514,885	$594,532	$472,827

Deposits	$590,346	$432,861	$512,855	$412,125
Other borrowings	34,905	45,308	43,057	26,347
Other liabilities	2,397	5,479	4,094	5,136
Shareholders’ equity	35,521	31,237	34,526	29,219

Total liabilities and shareholders’ equity	$663,169	$514,885	$594,532	$472,827

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Performance Ratios:
Return on average assets	0.30%	0.47%	0.40%	0.65%
Return on average equity	5.68%	7.75%	6.85%	10.59%
Net interest margin	3.07%	3.66%	3.52%	3.81%
Efficiency ratio	65.67%	65.71%	68.93%	65.33%

Asset Quality Ratios:
Net loan charge-offs to average loans	-0.37%	0.00%	-0.27%	-0.08%
Nonperforming loans to period-end loans	0.93%	0.66%	0.93%	0.66%
Nonperforming assets to total assets	1.07%	0.57%	1.07%	0.57%
Ratio of allowance for loan losses to nonperforming loans	1.26	x	1.62	x	1.26	x	1.62	x
Allowance for loan losses to period-end loans	1.17%	1.07%	1.17%	1.07%

Other Data:
Average equity to average assets	5.36%	6.07%	5.81%	6.18%
Total shareholders’ equity to assets	5.17%	5.76%	5.17%	5.76%
Number of offices:
Full service banking offices	7	6	7	6
Loan production offices	1	1	1	1
Number of employees (FTEs)	100	99	100	99